Exhibit A

STOCK PURCHASE AGREEMENT

by and between

BIOMX INC.

and

WATER IO LTD.

Dated as of April 10, 2026

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of April 10, 2026 (the “Effective Date” and the “Closing Date”), by and between:

BiomX Inc., a Delaware corporation whose shares of common stock are listed on the New York Stock Exchange (“NYSE”) (“Buyer”); and

Water IO Ltd., a company organized under the laws of the State of Israel whose shares are listed on the Tel Aviv Stock Exchange (“Seller”).

Buyer and Seller are each a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Seller is the record and beneficial owner of 100% of the issued and outstanding share capital of Zorro Net Ltd., a company organized under the laws of the State of Israel (“Company” or “ZorroNet”) (such shares, the “Company Shares”);

WHEREAS, the Company is engaged in the development and commercialization of proprietary visual artificial intelligence and computer vision technology platforms for defense, homeland security and critical infrastructure protection applications, including real-time autonomous threat detection, object recognition, event-trilggered response systems and integration with unmanned aerial systems;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, 100% of the Company Shares, and the Parties desire to simultaneously execute and close the transactions contemplated hereby; and

WHEREAS, in connection with the acquisition, Buyer has agreed to assume certain obligations of Seller with respect to the founders and former shareholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Assumed Obligations” has the meaning set forth in Section 2.4.

“Closing” means the consummation of the transactions contemplated hereby, which shall occur simultaneously with the execution and delivery of this Agreement.

“Earnout Payment” has the meaning set forth in Section 2.4(a).

“Founder Beneficiaries” means the founders and former shareholders of the Company to whom Seller has outstanding obligations as set forth on Schedule 2.4.

“Key Employees” means those employees of the Company identified on Schedule 2.4(b).

“Note” means the non-convertible promissory note in the principal amount of $1,250,000 issued by Buyer to Seller at Closing in the form attached hereto as Exhibit A.

“Share Consideration” means 1,300,000 shares of Buyer’s common stock, par value $0.0001 per share.

ARTICLE II PURCHASE AND SALE; CLOSING

2.1	Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, 100% of the Company Shares, free and clear of all liens, encumbrances and restrictions (other than restrictions arising under applicable securities laws), effective as of the execution of this Agreement.

2.2	Consideration. In full consideration for the Company Shares, Buyer hereby delivers to Seller at Closing: (a) the Share Consideration; and (b) the Note.

2.3	Simultaneous Sign and Close. The Parties acknowledge and agree that the Closing is occurring simultaneously with the execution and delivery of this Agreement. The execution and delivery of this Agreement by each Party shall constitute conclusive evidence that all conditions to such Party’s obligations to consummate the Closing have been satisfied or waived.

2.4	Assumption of Obligations to Founder Beneficiaries. As additional consideration for the Company Shares, and as a material inducement for Seller to enter into this Agreement, Buyer hereby assumes and agrees to perform, discharge and be bound by the following obligations of Seller with respect to the Founder Beneficiaries (collectively, the “Assumed Obligations”):

(a)	Earnout Payment. Buyer shall pay (or cause the Company to pay) to the Founder Beneficiaries, no later than March 31, 2027, an amount in cash equal to the greater of: (i) 125% of the Company’s consolidated revenue for the fiscal year ending December 31, 2026, as determined in accordance with International Financial Reporting Standards (“IFRS”) consistently applied; or (ii) eight (8) times the Company’s consolidated EBITDA for the fiscal year ending December 31, 2026, as determined in accordance with IFRS consistently applied (the “Earnout Payment”). For purposes hereof, “EBITDA” means earnings before interest, taxes, depreciation and amortization, calculated consistently with the Company’s historical financial statements. The Earnout Payment shall be allocated among the Founder Beneficiaries pro rata in accordance with their respective entitlements as set forth on Schedule 2.4.

(b)	Key Employee Retention. Buyer shall cause the Company to retain each Key Employee for a period of not less than three (3) years from the Closing Date on employment terms (including base salary, benefits, title and responsibilities) no less favorable, in the aggregate, than those in effect as of the Closing Date, unless any such Key Employee voluntarily resigns or is terminated for Cause (as defined in the applicable employment agreement or, if not so defined, as reasonably determined by the Company’s board of directors). A breach of this Section 2.4(b) shall entitle the affected Key Employee to seek specific performance.

(c)	Third-Party Beneficiary Rights. The Parties acknowledge that the Founder Beneficiaries and Key Employees are express intended third-party beneficiaries of Section 2.4 and shall have the right to enforce its provisions directly against Buyer.

ARTICLE III CLOSING DELIVERABLES

3.1	Seller’s Deliverables. Simultaneously with execution, Seller has delivered to Buyer:

(a) duly executed share transfer deeds transferring the Company Shares to Buyer;

(b) resignations of directors and officers of the Company designated by Buyer;

(c) corporate books, records and minute books of the Company;

(d) a certificate of good standing (or equivalent) from the Israeli Registrar of Companies; and

(e) such other documents as Buyer has reasonably requested.

3.2	Buyer’s Deliverables. Simultaneously with execution, Buyer has delivered to Seller:

(a) evidence of the issuance and book-entry credit of the Share Consideration;

(b) the duly executed Note;

(c) a duly executed assumption agreement evidencing the Assumed Obligations; and

(d) such other documents as Seller has reasonably requested.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Closing Date as follows:

4.1	Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the State of Israel and has all requisite corporate power and authority to own its properties and conduct its business as currently conducted.

4.2	Authorization; Binding Effect. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

4.3	Title to Company Shares. Seller is the sole record and beneficial owner of 100% of the Company Shares, free and clear of all liens, pledges, encumbrances, security interests, options, claims, charges and restrictions of any kind, other than restrictions under applicable securities laws. Upon delivery hereunder, Buyer will acquire good and valid title thereto, free and clear of all liens.

4.4	Capitalization of the Company. The Company Shares constitute 100% of the issued and outstanding equity interests of the Company. There are no outstanding options, warrants, convertible securities or other rights obligating the Company to issue any additional equity interests.

4.5	Organization of the Company. The Company is duly organized, validly existing and in good standing under the laws of the State of Israel.

4.6	No Conflicts. The execution and performance of this Agreement by Seller do not: (a) violate the organizational documents of Seller or the Company; (b) violate any applicable law; or (c) result in a breach of or default under any material contract, except as would not materially impair Seller’s ability to consummate the transactions contemplated hereby.

4.7	Consents. No consent, approval or authorization of any governmental authority or other person is required in connection with Seller’s execution and performance of this Agreement, except for those obtained prior to Closing.

4.8	Litigation. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened that would prevent or materially delay the transactions contemplated hereby.

4.9	“As-Is” Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COMPANY, ITS BUSINESS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE), TECHNOLOGY, INTELLECTUAL PROPERTY, CONTRACTS, EMPLOYEES, PROSPECTS OR OPERATIONS, AND SELLER HEREBY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Closing Date as follows:

5.1	Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and perform this Agreement.

5.2	Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Buyer and constitutes Buyer’s legal, valid and binding obligation.

5.3	Valid Issuance. The Share Consideration is duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens (other than securities law restrictions and Buyer’s organizational documents).

5.4	Note. The Note constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

5.5	NYSE Compliance. Buyer’s common stock is listed on the NYSE and Buyer is in material compliance with applicable listing requirements. The issuance of the Share Consideration does not require stockholder approval under NYSE rules.

5.6	Buyer’s Acknowledgment. Buyer acknowledges it is acquiring the Company Shares “as-is, where-is,” has conducted its own investigation, is not relying on any representations beyond Article IV, and Seller shall have no liability regarding the Company’s condition, value or prospects.

ARTICLE VI POST-CLOSING COVENANTS

6.1	Registration of Share Consideration. Buyer shall file a registration statement on Form S-3 (or other applicable form) with the SEC within forty-five (45) calendar days following the Closing Date covering the resale of the Share Consideration (the “Registration Statement”). Buyer shall use commercially reasonable efforts to cause the Registration Statement to become effective promptly and to maintain effectiveness until the earlier of (i) all covered shares have been sold, or (ii) all such shares may be sold without restriction under Rule 144. Buyer shall bear all registration expenses, including reasonable legal fees of one counsel to Seller.

6.2	Restrictive Legend. Customary restrictive legends shall be removed upon effectiveness of the Registration Statement or delivery of a customary opinion of counsel.

6.3	Further Assurances. Each Party shall execute additional documents and take further actions as reasonably necessary to effectuate the transactions contemplated hereby.

6.4	SEC Filing Cooperation. Each Party shall cooperate in the preparation and filing of any SEC filings, stock exchange notifications, or regulatory filings required in connection with the transactions contemplated hereby.

6.5	Intercompany Debt. The Parties agree and acknowledge that as of the date hereof, the Seller has lent Zorronet the aggregate sum of NIS 1,250,000 (the “Indebtedness”). Upon payment of the Note in full, the Indebtedness will be terminated in its entirety and have no further force and effect.

6.6	Option. Seller shall have the option, in its sole and absolute discretion, to terminate this Agreement in its entirety and require the Buyer to return to Seller the Company Shares if either (a) the Note is not paid in its entirety in accordance with the terms thereof or (b) if the common stock of Buyer are not listed on the NYSE for 90 trading days after (i) the Registration Statement has been declared effective or (ii) the Share Consideration can be sold pursuant to Rule 144. Within two (2) Business Days of the receipt of notice from Seller to Buyer that it has exercised its option, Buyer agrees to take any and all action required to have the Company Shares registered in the name of the Seller

ARTICLE VII MISCELLANEOUS

7.1	Governing Law. This Agreement shall be governed by New York law, without regard to conflicts of law principles.

7.2	Dispute Resolution. Disputes shall be submitted to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan, City of New York.

7.3	Entire Agreement. This Agreement (including Exhibits and Schedules) constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings.

7.4	Amendment; Waiver. Amendments require a writing signed by each Party. Waivers must be in writing.

7.5	Notices. All notices shall be in writing, deemed given when delivered personally, by email (with confirmation), or by overnight courier, to the addresses on the signature pages.

7.6	Assignment. Neither Party may assign without the other’s written consent; provided that Buyer may assign to a wholly-owned subsidiary without consent, but no assignment shall relieve Buyer of its obligations.

7.7	Severability. If any provision is held invalid, the remainder shall continue in full force.

7.8	Counterparts. This Agreement may be executed in counterparts. Electronic signatures shall be deemed originals.

7.9	Expenses. Each Party shall bear its own costs and expenses.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, and the Closing to have occurred, as of the date first written above.

BUYER: BIOMX INC.

/s/ Michael Oster
Name:	Michael Oster
Title:	CEO
Address:
Email:

SELLER: WATER IO LTD.

/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	CEO
Address:
Email:

EXHIBIT A

FORM OF NON-CONVERTIBLE PROMISSORY NOTE

$1,250,000.00	April 10, 2026

NON-CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, BiomX Inc., a Delaware corporation (“Maker”), promises to pay to the order of Water IO Ltd. (“Holder”), the principal sum of One Million Two Hundred Fifty Thousand United States Dollars ($1,250,000.00).

1. Maturity. The outstanding principal and accrued interest shall be due and payable in full three (3) months from the date hereof (the “Maturity Date”).

2. Interest. Interest accrues at the short-term Applicable Federal Rate in effect on the date hereof, compounded annually, on a 360-day year basis.

3. Payment. Payments in U.S. Dollars by wire transfer. Prepayment permitted without penalty.

4. Non-Convertible. This Note is not convertible into any equity securities of Maker.

5. Default. Events of Default: (a) failure to pay within five (5) business days when due; (b) bankruptcy filing or assignment for benefit of creditors; (c) appointment of a receiver for a substantial part of Maker’s assets. Upon default, the entire balance becomes immediately due at Holder’s election.

6. Governing Law. New York law governs.

7. Waiver. Maker waives presentment, demand, protest and all notices.

BIOMX INC.

/s/ Michael Oster
Name:	Michael Oster
Title:	CEO

ACKNOWLEDGED AND AGREED:

WATER IO LTD.

/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	CEO